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                                                                  Exhibit 3.1(b)

                           CERTIFICATE OF ELIMINATION
                                       OF
                         SERIES A JUNIOR PREFERRED STOCK
                                       OF
                            MILLENNIUM CHEMICALS INC.

          I, C. William Carmean, Senior Vice President, General Counsel and Secretary of Millennium Chemicals Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

          FIRST: That on January 17, 2003, the Board of Directors of the
Company duly adopted the following resolutions at a meeting duly held pursuant to notice, at which a quorum was present and acting throughout, and the original of these resolutions has been filed with the minutes of such meeting:

               RESOLVED, that none of the 2,000,000 authorized shares of the series of preferred stock of the Company designated as Series A Junior Preferred Stock (the "Series A Junior Preferred Stock") and created pursuant to a Certificate of Designations (the "Certificate of Designations"), heretofore adopted by this Board of Directors and filed in the office of the Secretary of State of the State of Delaware on August 27, 1996, are currently outstanding; and further

               RESOLVED, that no shares of Series A Junior Preferred Stock shall hereafter be issued; and further

               RESOLVED, that any director or officer of the Company be, and each hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to prepare a Certificate of Elimination (the "Certificate of Elimination") with respect to the Series A Junior Preferred Stock pursuant to Section 151(g) of the General Corporation Law of the State of Delaware in order to eliminate from the Amended and Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designations and to file such Certificate of Elimination with the Secretary of State of the State of Delaware in accordance with the applicable laws of the State of Delaware; and further

               RESOLVED, that upon the effective date of the filing of the Certificate of Elimination, the 2,000,000 shares that currently constitute the Series A Junior Preferred Stock shall become authorized but unissued shares of preferred stock of the Company,





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          without designation as to series and that such shares may be issued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors of the Company.

          SECOND: Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and the foregoing resolutions, upon the effective date of the filing of this certificate, there shall be eliminated from the Amended and Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designations of Series A Junior Preferred Stock of the Company, and the 2,000,000 shares that formerly constituted the Series A Junior Preferred Stock shall become authorized but unissued shares of preferred stock of the Company, without designation as to series, and such shares may be issued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors of the Company.

IN WITNESS WHEREOF, I have executed this Certificate of Elimination this 31st day of January, 2003.


                                           -------------------------------------
                                           Name:  C. William Carmean
                                           Title: Senior Vice President, General
                                                     Counsel and Secretary


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